EXHIBIT 10.5

February 2, 2001

PERSONAL AND CONFIDENTIAL                                      Via Hand Delivery

Danny L. Parker
103 Kazmann Court
Cary, North Carolina 27513

Dear Danny:

     On  behalf  of  Tekelec,  I am  pleased  to offer  you  employment  as Vice
President, Corporate Development (salary grade: E21), on the terms and conditions set forth in this letter. As Vice President, Corporate Development, you will report directly to Tekelec's Chief Executive Officer and will be principally responsible for assisting the Company in connection with such corporate development projects and other duties and responsibilities as may be delegated to you from time to time by the Chief Executive Officer and/or the Board of Directors. Your principal office will be located in our Morrisville, North Carolina facility. Your responsibilities will from time-to-time require frequent travel.

     Your compensation and benefits, effective as of your acceptance of this letter as evidenced by your signature below, will be as follows:

10. Your annual base salary will continue to be $200,000 (i.e., $7,692.31 per bi-weekly period).

11. You will be eligible to participate in Tekelec's 2001 Officer Bonus Plan, under which you will be eligible to receive, in accordance with the terms of such Plan as approved by the Company's Board of Directors (which approval is expected no later than in February 2001), (A) quarterly bonuses in 2001 equal to 40% of your quarterly earnings for a calendar quarter if the Company achieves certain quarterly financial milestones and (B) an annual bonus equal to 10% of your 2001 annual earnings if you achieve certain objectives during 2001. The terms of your participation in any officer bonus plans for post - 2001 periods will be subject to change and the approval of the Board of Directors of Tekelec.

12. You will receive applicable benefits, including personal time off, health, dental, vision, long-term disability and life insurance, as are generally provided to Tekelec's executive officers.

13. You will continue to have the opportunity to participate in Tekelec's Employee Stock Purchase Plan and 401(k) Plan.

14. You will be eligible for benefits under Tekelec's Officer Severance Plan (a copy of which has been previously provided to you) as an Eligible Officer (as defined in such Plan). For purposes of determining your benefits under the Officer Severance Plan, your Employment Period (as defined in such
     Plan) will  include the period of time  commencing  in October  2000 during

                                                                    EXHIBIT 10.5

     which  you  served  as Vice  President,  as well as the  period of time you
     previously   served  as  Vice  President  and  General   Manager,   Network
     Diagnostics Division.

     This letter agreement contains our entire understanding and agreement with respect to your employment with Tekelec commencing on your Start Date and supercedes and replaces any and all prior or contemporaneous oral or written communications with respect thereto. Without limiting the generality of the foregoing, you acknowledge and agree that upon your acceptance of this letter agreement, that certain letter addressed to you from Tekelec, dated October 2000, pursuant to which you served as Vice President of Tekelec, shall terminate and shall not apply to your employment as contemplated herein. There are no promises or understandings, express or implied, concerning your proposed employment with Tekelec except as set forth herein. The provisions of this letter may be amended only by a writing signed by you and by the Chief Executive Officer or the Chairman of the Board of Directors of Tekelec on behalf of Tekelec. If you have any questions about the meaning of any of the terms or provisions included herein, please let me know at your earliest convenience. This letter agreement shall be construed under the laws of California.

     Danny, we believe that your continued employment with Tekelec can provide you with opportunities for professional growth and financial return. As with every Tekelec employee, you reserve the right to terminate your employment at any time for any reason, and we similarly reserve the right to terminate your employment at any time, with or without cause. We hope and expect, however, that this will be a long and mutually beneficial relationship.

     If this letter agreement is acceptable to you, then please acknowledge your acceptance by signing and dating the enclosed copy of this letter agreement where indicated below and then returning such signed copy to me for receipt no later than February 9, 2001.

                                        Sincerely,

                                        Michael L. Margolis
                                        Chief Executive Officer and President

Acknowledged and Accepted:

                                        Date:  February __, 2001
--------------------------------
Danny L. Parker